Exhibit (g)(1)(b)

TRANSAMERICA® Asset Management	P.O. Box 9012 Clearwater, Florida 33758-9012 (727) 299-1800

May 1, 2014

State Street Bank and Trust Company

100 Huntington Avenue

Boston, MA 02116

Attention: Gregory V. Nikiforow, Vice President

Re:	Master Custodian Agreement

Ladies and Gentlemen:

Reference is made to a Master Custodian Agreement dated September 22, 2010, as amended (the “Custodian Agreement”) by and among each exempted company organized under the laws of the Cayman Islands listed on Appendix A thereto (referred to therein as a “Fund”) and State Street Bank and Trust Company (“State Street”).

In accordance with Section 20, the Additional Funds provision, of the Custodian Agreement, the undersigned hereby requests that State Street act as Custodian for each Fund as listed on Appendix A attached hereto under the terms of the Custodian Agreement. In connection with such request, the undersigned hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 21 of the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two (2) copies of this letter agreement, returning one and retaining one for your records.

Sincerely,
EACH OF THE ENTITIES SET FORTHON APPENDIX A HERETO

By:
Name:	Christopher A. Staples
Title:	Senior Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President, Duly Authorized

Effective Date: May 1, 2014

Appendix A

Funds and Portfolios

As of May 1, 2014

Transamerica Cayman Managed Futures Strategy, Ltd.

Transamerica Cayman Commodity Strategy, Ltd.

Transamerica Cayman Global Allocation, Ltd.

Transamerica Cayman Global Macro, Ltd.

Transamerica Cayman BlackRock Global Allocation VP, Ltd.

2